Exhibit k.14

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amendment to Amended and Restated Credit Agreement (the “Amendment”) is made effective as of May 29, 2018, by and among TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association,  BANK OF AMERICA, N.A., and THE BANK OF NOVA SCOTIA (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”).  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a)         The Banks and the Borrower are parties to an Amended and Restated Credit Agreement dated as of June 23, 2014, as amended by First Amendment to Amended and Restated Credit Agreement dated as of July 10, 2014, Second Amendment to Amended and Restated Credit Agreement dated as of June 15, 2015, and Third Amendment to Amended and Restated Credit Agreement dated as of June 12, 2017 (as so amended and as may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).

(b)          The Borrower has requested certain modifications to the Credit Agreement and the Banks are willing to make such modifications, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Modification to Section 6.2(d) (Subsidiaries; New Business).  Section 6.2(d) of the Credit Agreement is deleted and is hereby replaced in its entirety with the following:

Subsidiaries; New Business.  The Borrower shall not (a) change its corporate structure or create any subsidiary; provided, however, the Borrower may create one or more wholly owned subsidiaries in the ordinary course of Borrower’s business for purposes of conducting the same business as Borrower (that is, investment) so long as (i) the value of the assets, in the aggregate, of all such subsidiaries does not exceed 5% of the value of the Total Assets of the Borrower, (ii) doing so is permitted under the 1940 Act as well as all other applicable laws, rules, regulation and orders affecting Borrowing or its properties, (iii) doing so does not otherwise result in the occurrence of a Default or an Event of Default under this Agreement, and (iv) at any given time, the Debt of all subsidiaries of Borrower shall not exceed $150,000,000 in the aggregate; (b) render any services or otherwise enter into any business which is not substantially similar to that existing on the Closing Date; or (c) liquidate, wind-up or dissolve itself.

2.           Formation of Subsidiary; Waiver; Release.

(a)          Borrower has advised the Banks, that prior to execution of this Amendment and modification of Section 6.2(d) in accordance with Paragraph 1, above, Borrower formed a subsidiary (that is, Tortoise Holdco II, LLC) in the ordinary course of Borrower’s business for purposes of conducting the same business as Borrower (that is, investment).  The bank has concluded that at the time of the formation of the subsidiary, this was not permitted under the Credit Agreement without bank consent, and that such action by Borrower constituted an Event of Default under the Credit Agreement at such time.  Borrower has requested that the Banks waive the Covenant Default.

(b)          Waiver. Subject to the terms, conditions and restrictions set forth in this Amendment, the Banks waive the Covenant Default.  For the avoidance of doubt, and notwithstanding anything in this Amendment that is or may appear to be to the contrary, the Banks do not waive any prior Default or Event of Default or any other Default or Event of Default under the Credit Agreement or other Credit Documents.  Without limiting the generality of the foregoing, nothing in this Amendment shall waive the Borrower’s obligation to comply with any other covenant under the Credit Agreement, or any other Credit Document or the Borrower’s obligation to comply with Section 6.2(d) of the Credit Agreement at any other time.

(c)          Consents, Waivers and Agreements by the Borrower. By executing this Amendment, the Borrower:

(i)         agrees that nothing in this Amendment shall constitute a waiver of any Default or Event of Default now existing under the Credit Agreement or any other Credit Document (in each case other than the Covenant Default), and that nothing in this Amendment shall impose any duty at any time on the Bank to waive any prior Default or Event of Default or any other Default or Event of Default under the Credit Agreement, whether such Default or Event of Default is similar to or different than the Covenant Default;

(ii)          agrees that the matters set forth in this Amendment shall not discharge, limit or otherwise impair the obligations or liabilities of the Borrower, and that all obligations of the Borrower are enforceable against the Borrower in accordance with the terms of the Credit Agreement and the other Credit Documents; and

(iii)         represents and warrants that (i) no Default or Event of Default under the Credit Agreement has occurred and is continuing or would exist after giving effect to this Amendment, and (ii) the Borrower does not have any defense, counterclaim or offset with respect to the Credit Agreement or the other Credit Documents.

Fourth Amendment to Credit Agreement

(d)         Release. The Borrower, for and on behalf of itself and its legal representatives, successors and assigns, does waive, release, relinquish and forever discharge the Agent and each Bank, and each of their parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the date of this Amendment, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower, or its legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Credit Documents, the administration of the Credit Documents, the negotiations relating to this Agreement and the other Credit Documents executed in connection with this Amendment and any other instruments and agreements executed by the Borrower in connection with the Credit Documents or this Agreement, arising on or before the date of this Amendment (collectively, “Claims”). The Borrower acknowledges that it is aware that it may discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims, and agrees that the release contained in this Amendment is and will remain in effect in all respects as a complete and general release as to all matters released in this Amendment, notwithstanding any such different or additional facts.  The Borrower agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any claim released in this Section.

3.           Reaffirmation of Credit Documents.  The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete in all material respects on the date hereof as if made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

4.           Conditions Precedent to Amendment.  Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)          Amendment.  This Amendment; and

Fourth Amendment to Credit Agreement

(b)         Secretary’s Certificate.  A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) that the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in the Credit Agreement have not been rescinded or otherwise modified and remain in full force and effect as of the date hereof, (ii) the articles of incorporation of the Borrower remain in full force and effect and have not been amended or otherwise modified or revoked since January 15, 2014, and (iii) the Amended and Restated By-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated January 15, 2014, from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked.

5.          No Other Amendments; No Waiver of Default.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

6.         Expenses/Fees.  The Borrower agrees to pay and reimburse the Agent and/or the Banks for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.

7.          Counterparts; Fax Signatures.  This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

8.           Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

Fourth Amendment to Credit Agreement

K.S.A. §16-118 Required Notice.  This statement is provided pursuant to K.S.A. §16-118:  “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.”  THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor:	/s/ LEB	(US Bank)

Creditor:	/s/ KC	(Bank of Nova Scotia)

Creditor:	/s/ AJ	(Bank of America)

Debtor:	/s/ PBA

[signature page(s) to follow]

Fourth Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE
CORPORATION,
the Borrower

By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Bank

By:	/s/ Lucas Bross
Name: Lucas Bross
Title: Vice President

THE BANK OF NOVA SCOTIA,
as a Bank

By:	/s/ Kevin Chan
Name: Kevin Chan
Title: Director

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Alok Jain
Name: Alok Jain
Title: Senior Vice President

Fourth Amendment to Credit Agreement